EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY APPOINTS PETER E. MACKENNA CEO

HOUSTON, TX — August 27, 2012 — The Board of Directors of Sterling Construction Company, Inc. (NasdaqGS:STRL), is pleased to announce the election of Peter E. MacKenna, 50, as Chief Executive Officer and a director of the Company effective September 1, 2012.

With Mr. MacKenna’s appointment, the roles of Chairman and Chief Executive Officer have been separated, with Patrick T. Manning remaining as Chairman.  Members of management who previously reported to Mr. Manning will now report to Mr. MacKenna.

Mr. MacKenna brings more than 25 years of civil construction experience to Sterling, a career that includes over 14 years as President and CEO of various operating companies for Skanska AB, a Fortune 500 public company and one of the ten largest construction companies in the world. Early in his career, Mr. MacKenna led the financial turnaround of Skanska’s 100-year old Underpinning and Foundation Constructors. He subsequently led the operational integration of Skanska USA Civil Southeast (formerly Tidewater Construction Group) where he integrated separately-acquired businesses into one cohesive organization with 1,800 employees across a 13-state region. In these roles, Mr. MacKenna and his teams developed and implemented organic growth strategies across a wide range of Civil Construction segments including Water/Waste Water, Heavy Highway, Transit, Marine, and Foundation Construction.

Since 2009, Mr. MacKenna has served as Executive Vice President and Chief Strategy Officer of Skanska USA Civil. Under his oversight, this group undertook an ambitious growth initiative to dramatically increase revenue over a three-year period through a combination of acquisitions and organic growth. In this role he personally oversaw the development of Skanska USA Civil's acquisition strategy and took responsibility for all pre- and post-acquisition integration planning.

Commenting on the election of Mr. MacKenna, Mr. Manning said, “On behalf of Sterling’s Board and the entire staff, I am very pleased to welcome Peter. He is a proven business leader who brings the right mix of best-in-class practices and hands-on field-oriented leadership to our organization.”

Joseph Harper, the Company’s President and Chief Operating Officer added, “As I previously announced, I will retire when my current employment agreement expires at the end of 2012. I welcome the appointment of Mr. MacKenna and believe I will be leaving the Company in very competent and safe hands.”

Mr. MacKenna commented, “There will be many challenges ahead, but with challenges come opportunities. I am delighted to have the privilege of leading the Sterling team to help build on the Company’s successful growth in recent years, and to take advantage of the tremendous opportunities we can create for ourselves.”

Mr. MacKenna, his wife Janine, and their two college-age children will soon be making their home in the Houston area.

About Sterling
Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management's belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc. Pat Manning, Chairman 281-821-9091	Investor Relations Counsel The Equity Group Inc. Linda Latman 212-836-9609 Lena Cati 212-836-9611